ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces Appointment of Chief Financial Officer
and Chief Accounting Officer

SAN ANTONIO (September 9, 2011) - Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that Barbara M. Stuckey has been elected to serve as Vice President and Chief Financial Officer and George William “Bill” Krog, Jr. has been elected to serve as Chief Accounting Officer and Treasurer of the Company.  The Company also announced that Chris E. Williford, Executive Vice President, Chief Financial Officer and Treasurer, has resigned from the Company to accept a job in an executive position with a private company.

Ms. Stuckey has been with the Company since 1997 and most recently served as Vice President – Corporate Finance.  Ms. Stuckey received a Bachelor of Arts degree from the University of Texas at San Antonio and a Master of Business Administration degree from the Bordeaux Business School.  Mr. Krog has been with the Company since 1995 and most recently served as Information Systems / Financial Reporting Director.  Mr. Krog received a Bachelor of Business Administration degree from the University of Texas at Austin and is a Certified Public Accountant.

“I am pleased to announce two promotions from within the Company.  Both Barbara and Bill have been instrumental in the growth and success of the Company over the past decade.  On behalf of the entire Abraxas family, we thank Chris for 18 years of service and wish him well in his future endeavors,” commented Bob Watson, President and CEO of Abraxas.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675